COMMERCIAL LEASE AGREEMENT

     This Commercial Lease Agreement ("Lease") is made and effective May 7, 2001, by and between Camper Clubs Of America, Inc. ("Landlord") and Vital Living, Inc. (formerly known as Nutritional Systems, Inc.) ("Tenant").

     Landlord is the owner of land and improvements commonly known and numbered as 2800 S. Rural Road, Tempe, AZ 85282 and legally described as follows (the "Building"): Tracts A-1 and A-2, McClintock Garden, a subdivision recorded in Book 213 of Maps, Page 17, records of Maricopa County, Arizona; Together with the rights in private roadways as reserved in said map of record in Book 213 of Maps, Page 17, and as set forth in the Declaration of Covenants, Conditions and Restrictions as recorded in docket 13257, commencing in page 437.

     Landlord makes available for lease a portion of the Building designated as "The Vital Living, Inc. Suites" consisting of 2,500 square feet of space including storage space, office space, mailroom space, restrooms and lunchroom. Lease also includes cost of miscellaneous office equipment as deemed necessary by Tenant including telephone equipment, copiers, office furniture and computer equipment and related installed software (the "Leased Premises").

     Landlord desires to lease the Leased Premises to Tenant, and Tenant desires to lease the Leased Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

     THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

     1. Term.

     A. Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for an "Initial Term" beginning May 7, 2001 and continuing on a month to month basis with the understanding that a minimum of 90 days notice needs to be given to
     terminate the lease.   Landlord shall use its best efforts to give
     Tenant possession as nearly as possible at the beginning of the Lease term. If Landlord is unable to timely provide the Leased Premises, rent shall abate for the period of delay. Tenant shall make no other claim against Landlord for any such delay.

     B. Tenant may continue the Lease on a month to month basis for an indefinite period subject to the mutual agreement of all parties. The renewal term shall be at the rental set forth below and otherwise upon the same convenants, conditions and provisions as provided in this Lease.

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     2. Rental.

     A. Tenant shall pay to Landlord during the Initial Term rental of $2,500 per month, payable in installments of $2,500 per month. In consideration for signature of this lease and payment of security deposit as described in this paragraph, Landlord agrees to defer first rent payment until August 1, 2001 at which time, Tenant shall pay $9,516 (for prorated portion of May rent and entire balance of June, July and August 2001 rent). Thereafter, each installment payment shall be due in advance on the first day of each calendar month during the lease term to Landlord at 2800 S. Rural Road, Tempe, AZ 85282 or at such other place designated by written notice from Landlord or Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis. Tenant shall also pay to Landlord a "Security Deposit" in the amount of $3,000 no later than June 1, 2001.

     B. The rental for any renewal lease term beyond the initial 12 months, if created as permitted under this Lease, shall be $33,000 per year payable in installments of $2,750 per month.

     3. Use

     The Tenant may use the property to conduct business activity including sales and storage of nutritional supplements. Notwithstanding the forgoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

     4. Sublease and Assignment.

     Tenant shall have the right without Landlord's consent, to assign this Lease to a corporation with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to a purchaser of substantially all of Tenant's assets. Except as set forth above, Tenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without Landlord's consent, such consent not to be unreasonably withheld or delayed.

     5. Repairs.

     During the Lease term, Tenant shall make, at Tenant's expense, all necessary repairs to the Leased Premises. Repairs shall include such

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     items as routine repairs of floors, walls, ceilings, and other parts of the Leased Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Lease.

     6. Alterations and Improvements.

     Tenant, at Tenant's expense, shall have the right following Landlord's consent to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant's property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that Tenant shall repair all damage to the Leased Premises caused by such removal at Tenant's expense.

     7. Property Taxes.

     Landlord shall pay, prior to delinquency, all general real estate taxes and installments of special assessments coming due during the Lease term on the Leased Premises, and all personal property taxes with respect to Landlord's personal property, if any, on the Leased Premises. Tenant shall be responsible for paying all personal property taxes with respect to Tenant's personal property at the Leased Premises.

     8. Insurance.

     A. If the Leased Premises or any other party of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant's agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance.

     B. Landlord shall maintain fire and extended coverage insurance on the Building and the Leased Premises in such amounts as Landlord shall deem appropriate. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal

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     property, including removable trade fixtures, located in the Leased
     Premises.

     C. Tenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord, such insurance to afford minimum protection of not less than $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Landlord shall be listed as an additional insured on Tenant's policy or policies of comprehensive general liability insurance, and Tenant shall provide Landlord with current Certificates of Insurance evidencing Tenant's compliance with this Paragraph. Tenant shall obtain the agreement of Tenant's insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts within the Leased Premises or the Building.

     9. Utilities.

     Landlord shall pay all charges for water, sewer, gas, electricity, and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord. Tenant shall pay all charges for telephone services used by Tenant on leased Premises. Tenant acknowledges that the Leased Premises are designed to provide standard office use electrical facilities and standard office lighting. Tenant shall not use any equipment or devices that utilizes excessive electrical energy or which may, in Landlord's reasonable opinion, overload the wiring or interfere with electrical services to other tenants without Landlord written consent.

     10. Signs.

     Following Landlord's consent, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs, which are permitted by applicable zoning ordinances and private restrictions. Landlord may refuse consent to any proposed signage that is in Landlord's opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Leased Premises or use of any other tenant. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant.

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     11. Entry.

     Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant's business on the Leased Premises.

     12. Parking.

     During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and walkways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord reserves the right to designate parking areas within the Building or in reasonable proximity thereto, for Tenant and Tenant's agents and employees. Tenant shall provide Landlord with a list of all license numbers for the cars owned by Tenant, its agents and employees. Separated structured parking, if any, located about the Building is reserved for tenants of the Building who rent such parking s paces. Tenant hereby leases from Landlord no more than ten spaces in such structural parking area, such spaces to be on a first come-first served basis. In consideration of the leasing to Tenant of such spaces, Tenant shall pay a monthly rental which is already included in the rent payment listed in Section 2.

     13. Building Rules.

     Tenant will comply with the rules of the Building adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing.

     14. Damage and Destruction.

     Subject to Section 8 A. above, if the Leased Premises or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Tenant's purposes, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises unusable for Tenant's purposes, Landlord shall promptly repair such damage at the cost of the Landlord. In making

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     the repairs called for in this paragraph, Landlord shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Landlord. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Tenant's purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant's reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Tenant's purposes.

     15. Default.

     If default shall at any time be made by Tenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not surrendered, Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

     16. Quiet Possession.

     Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

     17. Condemnation.

     If any legally, constituted authority condemns the Building or such part thereof which shall make the Leased Premises unsuitable for leasing, this Lease shall cease when the public authority takes

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     possession, and Landlord and Ten ant shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

     18. Subordination.

     Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Leased Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Leased Premises of the Building, and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. In the event that Tenant should fail to execute any instrument of subordination herein require d to be executed by Tenant promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant's name, place and stead, it being agreed that such power is one coupled with an interest. Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modi fications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

     19. Security Deposit.

     The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or a measure of Landlord's damages in case

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     of default by Tenant. Unless otherwise provided by mandatory non-
     waivable law or regulation, Landlord may commingle the Security Deposit with Landlord' s other funds. Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, Landlord shall return the balance of the Security Deposit remaining after any such application to Tenant. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.

     20. Notice.

     Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by United States certified mail, return receipt requested, addressed as follows:

     If to Landlord to:
     C/O Martin Gerst, President
     Camper Clubs Of America, Inc.
     2800 S. Rural Road
     Tempe, AZ  85282

     If to Tenant to:
     C/O Bradley Edson, Chief Executive Officert
     Vital Living, Inc.
     2800 S. Rural Road
     Tempe, AZ  85282

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     Landlord and Tenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

     21. Brokers.
     Tenant represents that Tenant was not shown the Premises by any real estate broker or agent and that Tenant has not otherwise engaged in, any activity which could form the basis for a claim for real estate commission, brokerage fee, finder's fee or other similar charge, in connection with this Lease.

     22. Waiver.

     No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

     23. Memorandum of Lease.

     The parties hereto contemplate that this Lease should not and shall not be filed for record, but in lieu thereof, at the request of either party, Landlord and Tenant shall execute a Memorandum of Lease to be recorded for the purpose of giving record notice of the appropriate provisions of this Lease.

     24. Headings.

     The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.

     25. Successors.

     The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

     26. Consent.

     Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord's consent is required or

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     desirable under this Lease.

     27. Performance.

     If there is a default with respect to any of Landlord's covenants, warranties or representations under this Lease, and if the default continues more than fifteen (15) days after notice in writing from Tenant to Landlord specifying the default, Tenant may, at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next accruing installment or installments of rent payable hereunder until Tenant shall have been fully reimbursed for such expenditures, together with interest thereon at a rate equal to the lessor of twelve percent (12%) per annum or the then highest lawful rate. If this Lease terminates prior to Tenant's receiving full reimbursement, Landlord shall pay the unreimbursed balance plus accrued interest to Tenant on demand.

     28. Compliance with Law.

     Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant's use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.

     29. Final Agreement.

     This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

     Camper Clubs of America, Inc,

     Gary Varnell, Chief Operating Officer

     /S/ Gary Varnell

     Vital Living Inc.,

     /S/ Bradley Edson
     Bradley Edson, Chief Executive Officer

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September 5, 2001



Gary Varnell, C.O.O.
Camper Clubs of America, Inc.
2800 S. Rural Rd.
Tempe, AZ  85282

RE: Rent Pre-payment, check no. 1626

Dear Gary:

Pursuant to our discussion and agreement, please sing below as confirmation that Vital Living will prepay 6 months rent (10/1/01 thru 3/31/02) at the rate of $2,500 per month and receive 3 months "free." The free period will run from 4/1/02 thru 6/30/02.

Additionally, should the building be sold or Vital Living move prior to the conclusion of the term that CCA (its successors, heirs) will refund the unused portion on a pro-rata basis.

Thanks,


/S/ Kenneth F. Lind
Kenneth F. Lind
President



/S/ Gary Varnell
 Gary Varnell, C.O.O.